Exhibit 99.2

Press Release

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results for Third Quarter 2004

CAMBRIDGE, MA — November 5, 2004 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company developing drugs based on sugar sequencing technology, today announced its financial results for the quarter ended September 30, 2004 and reported on recent corporate developments.

For the quarter ended September 30, 2004, the Company reported a net loss of $4.3 million compared with a net loss of $2.4 million for the same period in 2003. The Company’s net loss for the nine months ended September 30, 2004 was $9.7 million compared with a net loss of $5.7 million for the same period in 2003.  Net loss attributable to common stockholders for the quarter ended September 30, 2004 was $4.3 million, or $0.18 per share compared with $3.1 million or $1.45 per share for the same period in 2003. Net loss attributable to common stockholders for the nine months ended September 30, 2004 was $32.0 million, or $2.99 per share compared to $6.9 million, or $3.77 per share, for the same period in 2003.

“During the quarter, we continued to advance our lead product, M-Enoxaparin and we remain on track to file the ANDA for M-Enoxaparin by mid-2005,” commented Alan Crane, Chairman and CEO.

At September 30, 2004, the Company held cash, cash equivalents, and short-term investments of approximately $59.4 million, including $1.5 million of restricted cash associated with its recent lease, compared with $12.6 million as of December 31, 2003. The Company received net proceeds of $35.3 million from its initial public offering of common stock which was completed on June 25, 2004.

The Company reported revenues under its collaborative agreement with Sandoz, an affiliate of Novartis AG, of $1.8 million for the quarter ended September 30, 2004 and $5.0 million for the nine months ended September 30, 2004. Under the collaboration, Momenta and Sandoz have agreed to jointly develop, manufacture, and commercialize M-Enoxaparin, a technology-enabled generic version of the drug Lovenox®, and Sandoz is responsible for funding substantially all of the development, regulatory, legal and commercialization costs associated with M-Enoxaparin.  The Company reported no collaborative revenue for the nine months ended September 30, 2003.

Research and development expenses for the quarter ended September 30, 2004 were $4.5 million, compared to $1.4 million for the same period in 2003, while research and development expenses for the nine months ended September 30, 2004 were $10.2 million compared to $3.2 million for the same period in the prior year. The increase in research and development spending was primarily due to increased personnel and related costs as a result of increased headcount, and increased expenses associated with the M-Enoxaparin program.

General and administrative expenses for the quarter ended September 30, 2004 totaled $1.9 million, compared with $1.0 million for the same period in 2003. General and administrative expenses for the nine months ended September 30, 2004 were $4.8 million, compared with $2.5 million for the same period in 2003. The increase in general and administrative spending was primarily due to an increase in stock compensation expense, increased personnel and related costs as a result of increased headcount, additional insurance coverage and increased professional fees.

Recent Developments

M118, the Company’s preclinical novel low molecular weight heparin candidate targeted for acute coronary syndromes, is currently in preclinical development. The Company has made a strategic decision to develop an alternate manufacturing process for M118 now rather than waiting until a later stage in the product’s clinical development. This process development effort is intended to result in a more efficient and reproducible process for manufacturing the drug substance required for future clinical and commercial programs and has the potential to reduce near-term development costs for M118. Development of the alternate manufacturing process is anticipated to cause a six to twelve month delay in the filing of the IND for M118 from the Company’s previously disclosed target filing date of June 2005.

Separately, in July 2004, the Company signed amendments to agreements which provide Momenta with exclusive licenses to the Massachusetts Institute of Technology’s rights to newly discovered enzymes used for sequencing of complex sugars for commercial purposes. The licensed intellectual property covers additional enzymes which will be used to expand the company’s capabilities for analysis of complex sugars.

Momenta’s accomplishments in the sequencing and synthesis of complex sugars were recently highlighted in the October issue of Nature Reviews Drug Discovery. This review article describes the challenges associated with analyzing complex sugars and highlights the vast potential of sugars for therapeutic drug development.

In September 2004, the Company moved to occupy new office and lab space at 675 West Kendall Street in Cambridge, MA.

Conference Call Information

Management will host a conference call on Friday, November 5, 2004 at 10:00 am EST to provide an update on the company and discuss third quarter results. To access the call, please dial 800-299-0148 (domestic) or 617-801-9711 (international) five minutes prior to the scheduled conference call time and provide the access code 35895628. A replay of the call will be available approximately 2 hours after the call and will be accessible through November 12, 2004. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 159506679.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through November 19, 2004.

About Momenta

Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of technology-enabled generic products, improved versions of existing drugs, novel drugs, and the discovery of new biological processes.  The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®. Based on its understanding of complex sugars, Momenta has created a diversified pipeline of novel discovery and development candidates. Momenta was founded in 2001 and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding Momenta Pharmaceuticals, Inc.’s future financial performance including statements regarding our results of operations, development and manufacturing efforts, and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Momenta’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta’s final prospectus dated June 21, 2004 filed with the Securities and Exchange Commission in connection with Momenta’s initial public offering under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  Momenta assumes no obligations to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners and are not the property of Momenta Pharmaceuticals, Inc.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003

Assets
Cash and marketable securities	$57,916	$12,607
Restricted cash	1,485	—
Other assets	5,685	3,477
Total assets	$65,086	$16,084
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Current liabilities	$3,782	$1,843
Other liabilities	429	795
Redeemable convertible preferred stock	—	27,225
Stockholders’ equity (deficit)	60,875	(13,779)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$65,086	$16,084

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Collaboration revenue	$1,843	$—	$4,994	$—
Operating expenses:
Research and development*	4,481	1,423	10,229	3,150
General and administrative*	1,852	957	4,841	2,529
Total operating expenses	6,333	2,380	15,070	5,679
Loss from operations	(4,490)	(2,380)	(10,076)	(5,679)
Other income, net	220	—	334	—
Net loss	(4,270)	(2,380)	(9,742)	(5,679)

Deemed dividend related to beneficial conversion feature of Series C redeemable convertible preferred stock	—	—	(20,389)	—
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(696)	(1,852)	(1,202)
Net loss attributable to common stockholders	$(4,270)	$(3,076)	$(31,983)	$(6,881)
Basic and diluted net loss attributable to common stockholders per common share	$(0.18)	$(1.45)	$(2.99)	$(3.77)
Shares used in computing basic and diluted net loss attributable to common stockholders per common share	24,309	2,117	10,691	1,826

*Includes stock-based compensation of the following:
Research and development	$120	$30	$319	$78
General and administrative	247	146	1,200	388
Total stock-based compensation	$367	$176	$1,519	$466

Contact: Momenta Pharmaceuticals, Inc., Valerie Threlfall, 617-395-5116